Exhibit 10.7

ENGLISH TRANSLATION
FOR INFORMATION PURPOSES ONLY

TiGenix
Naamloze vennootschap
die een openbaar beroep doet of heeft gedaan op het spaarwezen
Romeinse straat 12 box 2
3001 Leuven
VAT BE 0471.340.123
RLE Leuven
(the “Company”)

KREOS WARRANTS PLAN
(the “Plan”)

1                                      Definitions and interpretation

1.1                            In addition to the expressions defined elsewhere in this Plan, in this Plan the following expressions shall, unless the context requires otherwise, have the following meanings:

“Affiliate”: a company or entity sharing the same portfolio management company as the Beneficiary or the Holder (as applicable);

“Allotted Shares”: the Warrant Shares issued to the Holder on exercise of the Warrants pursuant to article 10;

“Articles”: the articles of association of the Company as at the date of the Plan and as subsequently amended from time to time;

“Assignee”: means (i) an Affiliate of the Beneficiary; or (ii) a fund which is a Related Fund of the existing Beneficiary or (iii) with the Company’s prior written consent not to be unreasonably withheld or delayed, a bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;

“Beneficiary”: KREOS CAPITAL IV (EXPERT FUND) LIMITED, a company incorporated in Jersey whose registered office is at 47 Esplanade, St. Helier, Jersey JE1 0BD;

“Board of Directors”: the board of directors of the Company;

“Business Day”: a day, except a Saturday or a Sunday, on which banks in Belgium are open for business generally;

“Companies Code”: the Belgian Companies Code, as amended from time to time;

“Consent”: the consent in writing of Holders holding at least seventy-five percent (75%) of the outstanding Warrants;

“Encumbrance”: any security interests, liens, pledges, calls, rights of first refusal, pre-emptive rights, or any other encumbrance of any kind;

“Final Date”: the last day of the period stated in article 5;

“Holder”: in relation to the Warrants the person or persons whose name(s) is or are from time to time registered in the Warrants Register, the first Holder being the Beneficiary;

“Loan Facility Agreement”: the loan facility agreement dated 20 December 2013, between the Company and the Lender, regarding a EUR 10,000,000 loan facility for four (4) years to be drawn down in three (3) tranches as follows, under the terms and conditions set out in the Loan Facility Agreement:

(i)                                  “First Tranche”: five million euro (EUR 5,000,000) available to be drawn down up and until 3 February 2014;

(ii)                               “Second Tranche”: two million five hundred thousand euro (EUR 2,500,000) available to be drawn down up and until 31 May 2014 after the First Tranche has been drawn down, under the terms and conditions set out in the Loan Facility Agreement; and

(iii)                            “Third Tranche”: two million five hundred thousand euro (EUR 2,500,000) available to be drawn down up and until 30 September 2014 after the Second Tranche has been drawn down, under the terms and conditions set out in the Loan Facility Agreement;

“Notice of Subscription”: the written notice addressed to the Board of Directors by a Holder exercising its Warrants in the form, or substantially in the form, as set out in Schedule A to this Plan;

“Option Exercise Notice”: the written notice addressed to the Board of Directors given by the Holder in accordance with article 11.3.2;

“Related Fund”: in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Shares”: any and all shares in the capital of the Company;

“Shareholders’ Meeting”: the general shareholders’ meeting of the Company;

“Subscription Price”: means the subscription price per Warrant Share being the average closing price of the Shares on Euronext Brussels in the thirty (30) calendar day period prior to the issuance of the Warrants;

“Takeover Offer”: a public offer (including any higher offer or counter offer) to acquire such number of Shares pursuant to Belgian public takeover legislation or any other transaction as would give the offeror (alone or together with one or more persons acting in concert with or otherwise connected with the offeror) a majority of the voting rights in the Company;

“Threshold Price”: means the sum of the Subscription Price plus the Put Option Price;

“Warrant”: a subscription right regarding a newly to be issued ordinary Share in the Company,  granted in accordance with the issuance conditions set forth in this Plan;

“Warrants Register”: the register of persons for the time being entitled to the benefit of the Warrants to be maintained pursuant to article 13; and

“Warrant Shares”: the ordinary Shares to be issued upon exercise of the Warrants.

1.2                            Unless specified otherwise, reference to an article or schedule is a reference to an article of, or schedule to, this Plan.

2                                      Object of the Plan

2.1                            The exercise of a Warrant entitles the Holder to subscribe to one (1) Warrant Share.

2.2                            In the framework of this Plan one million nine hundred ninety-four thousand three hundred and two (1,994,302) Warrants can be issued. Consequently, the Company can issue up to one million nine hundred ninety-four thousand three hundred and two (1,994,302) Warrant Shares as a result of the exercise of the Warrants.

3                                      Offering and acceptance of the Warrants

If and to the extent the Warrants have not yet been granted to and accepted by the Beneficiary at the time of issuance of the Warrants, the Warrants can be offered by way of a written notice from the Board of Directors to the Beneficiary within one (1) month after the date of the Shareholders’ Meeting that approved the issuance of the Warrants under this Plan.

Unless already accepted in the notarial deed of the Shareholders’ Meeting that decided to issue the Warrants, the acceptance of the Warrants by the Beneficiary needs to be done by written notice to the Company, mentioning the number of accepted Warrants and confirming the acceptance of the terms and conditions of this Plan. The acceptance notice must be duly signed by or on behalf of the Beneficiary and must be delivered to the Company within forty-five (45) calendar days following the date of the Shareholders’ Meeting that approved the issuance of the Warrants under this Plan. If the Beneficiary does not timely accept in writing the offer of Warrants, it is deemed to have refused the offer of Warrants.

Offered Warrants that are refused by the Beneficiary or that are not timely accepted in writing, shall become automatically null and void.

4                                      Form of the Warrants

The Warrants are and shall remain in registered form. They will be recorded in the Warrants Register.

5                                      Duration of the Warrants

The Warrants have a duration of five (5) years as from the date of the Shareholders’ Meeting that approved the issuance of the Warrants under this Plan.

6                                      Modification of the Company’s capital structure

6.1                            Contrary to Article 501 of the Companies Code and without prejudice to the exceptions provided for by applicable law, the Company shall retain the right to take decisions and close transactions that could have an influence on its capital, the distribution of profit or the liquidation bonuses, or that could possibly have another influence on the Holder’s rights, except if such decisions or transactions only are aimed at diminishing the Holder’s benefits. In case the rights of the Holder are affected by such decision or transaction, the Holder will not be entitled to a modification of the Subscription Price or the exercise conditions, nor to any other form of financial or other compensation.

6.2                           In case of merger, split and/or share split, the subscription rights relating to the Warrants outstanding on the date of such transaction, as well as the Subscription Price relating to these Warrants, shall be modified in accordance with the exchange ratio used for the existing Shares in the Company pursuant to the merger, split and/or share split, without taking into account fractions.

7                                      Transfer of the Warrants

7.1                            Except as set out in articles 7.2 and 7.3, the Warrants are not transferable once they have been granted to the Beneficiary, and may not be encumbered with any Encumbrance. Warrants that have been transferred or encumbered in violation of this article 7.1 shall automatically become null and void.

7.2                            In deviation of the transfer restriction set forth in article 7.1, the following transfers by a Holder of all or part of its Warrants shall be allowed under the Plan:

7.2.1                   any transfer of Warrants to or by the Company;

7.2.2                   any transfer of Warrants to an Assignee.

7.3                            The transfer restrictions set forth in article 7.1 are not applicable to transfers of Warrants pursuant to a Takeover Offer or a public squeeze-out bid on the securities in the Company.

7.4                            Each transfer of all or part of the Warrants shall require a written transfer agreement and needs to be notified to the Board of Directors.

7.5                            Any such transfer shall be entered in the Warrants Register of the Company, which shall have to be dated and signed by all parties to the transfer or their attorneys-in-fact. The transferor shall be deemed to remain the holder of the relevant Warrants until the name of the transferee is entered in the Warrants Register in respect of the Warrants being transferred.

7.6                            No fee shall be charged for any registration in the Warrants Register of a transfer of a Warrant.

7.7                            The registration of a transfer shall be conclusive evidence of the approval by the Board of Directors of such a transfer.

8                                      Exercise of the Warrants

8.1                            Subject to the provisions of article 11, the Holder of the Warrants will have the right to exercise the Warrants at any time prior to the Final Date, and subscribe for one (1) Warrant Share per exercised Warrant in consideration of the payment of the Subscription Price which shall be paid in accordance with article 9.2.

9                                      Exercise procedure

9.1                            In order to exercise a Warrant, the Company needs to receive the relevant Notice of Subscription, duly completed, at the latest on the Final Date. The Notice of Subscription shall be duly signed by or on behalf of the Holder and must explicitly state the number of Warrants being exercised and the number of Warrant Shares consequently being subscribed to.

9.2                            The Holder shall pay the aggregate Subscription Price for the Warrants Shares, in relation to which it has exercised Warrants, by wire transfer to a blocked account of the Company of which the bank account number shall be communicated to the exercising Holder by the Board of Directors or the CEO of the Company. The exercising Holder shall make such payment in full within fifteen calendar days after having received the aforementioned communication of the bank account number from the Board of Directors or the CEO, or within fifteen (15) calendar days after the date of the Notice of Subscription in the event that the bank account number concerned has already been communicated to the exercising Holder by the Board of Directors or the CEO prior to the date of receipt of its Notice of Subscription. If the Subscription Price is not thus paid, the only remedy of the Company shall be that the exercise of the relevant Warrants for which the Subscription Price has not been timely paid shall be considered not to have taken place and the relevant Warrants shall automatically become null and void.

9.3                            The Holders shall comply with any applicable insider dealing and market abuse legislation, including the Belgian Law of 2 August 2002 on the supervision of the financial sector and on financial services. Holders whose exercise rights are limited as a consequence of the conditions of this Plan, are never entitled to any indemnification or compensation from the Company.

9.4                            The Notice of Subscription delivered pursuant to article 9.1 shall be unconditional.

9.5                            Any Warrant that is not exercised prior to the Final Date shall automatically expire and become null and void.

10                               Issue of the Warrant Shares

10.1                     The Company shall only be obliged to issue the Warrant Shares pursuant to the exercise of the Warrants when all conditions set forth in the Plan have been satisfied.

10.2                     Following a valid exercise of Warrants by a Holder and the payment of the aggregate Subscription Price of the exercised Warrants in accordance with article 9.2, the Company shall issue to the Holder the Warrant Shares to which the Holder is entitled by exercising the Warrants (the “Allotted Shares”). To this end, the Board of Directors or two directors of the Company acting jointly shall, at the date agreed between the Holder and the Company, taking account of the required administrative formalities in respect of the issuance, and at the latest within three (3) Business Days following the date on which the aggregate Subscription Price for the Allotted Shares has been credited to the Company’s blocked bank account in accordance with article 9.2, confirm before a notary public in Belgium the realization of the capital increase resulting from the exercise of the relevant Warrants, in accordance with the Companies Code.

10.3                     At the option of the Company, and to the extent legally and practically possible, the Allotted Shares shall be delivered by the Company as registered shares (recorded in the name of the Holder in the register of registered shares in the Company), or in dematerialised form. In case the Holder explicitly indicates in its Notice of Subscription the form in which it wants the Allotted Shares to be delivered, the Company will deliver the Allotted Shares in the form so requested to the extent legally and practically possible. The Company shall inform the relevant Holder of the form of delivery in due time.

10.4                     The Allotted Shares shall:

10.4.1            be issued as fully paid-up ordinary Shares;

10.4.2            rank pari passu with the fully paid-up ordinary Shares then in issue;

10.4.3            rank for any dividend or other distribution which has been declared after the date of the Notice of Subscription pursuant to which the relevant Warrants have been exercised;

10.4.4            be free from all claims or Encumbrances; and

10.4.5            be subject to the applicable provisions of the Articles of the Company.

10.5                     As long as the Shares are listed on Euronext Brussels, the Company shall file an application for the listing of the Allotted Shares on the regulated market of Euronext Brussels.

10.6                     The Holder does not have the rights and privileges of a shareholder regarding the Warrant Shares, to which the Warrants give right upon exercise, until the date these Shares are issued by the Company to the Holder.

11                               Put Option

11.1                     The Company grants to the Holders, acting jointly, an option to require the Company to purchase all or part of the Warrants on the terms set out herein (the “Put Option”).

11.2                     The purchase price per Warrant for which the Put Option is exercised shall be equal to four hundred and ninety thousand Euro (EUR 490,000) divided by the total number of Warrants that can be issued in the framework of this Plan (i.e., 1,994,302 Warrants) (the “Put Option Price”), being rounded zero Euro two four five seven Eurocent (EUR 0.2457). The Warrants shall be sold with full title guarantee free from all Encumbrances and with all rights attached to them at the date they are sold.

11.3                     Subject to article 11.4, the Put Option can be exercised at any time during the repayment term of the Loan Facility Agreement provided that:

11.3.1            the Put Option cannot be exercised as long as the Company has not drawn down the First Tranche of the Loan Facility Agreement;

11.3.2            the Holder(s) deliver(s) to the Company a joint written Option Exercise Notice which shall include:

(a)                              a statement to the effect that the Holder is exercising the Put Option and indicating the number of Warrants for which it is exercising the Put Option;

(b)                              the allocation of the Warrants, for which the Put Option is exercised, among the Holders (if there is more than one Holder at that time);

(c)                               a date, which is no less than ten (10) and no more than fifteen (15) Business Days after the date of the Option Exercise Notice, on which completion of the Put Option exercise is to take place (the “Effective Date”); and

(d)                              a signature by or on behalf of all Holders at that time.

11.3.3            if and as long as the Company has not drawn down the Second Tranche of the Loan Facility Agreement, the Put Option shall be limited to nine hundred ninety-seven thousand one hundred fifty-one (997,151) Warrants and the Company shall no longer be obliged to purchase any Warrants from any Holders once it has purchased in aggregate nine hundred ninety-seven thousand one hundred fifty-one (997,151) Warrants from one or more Holders; and similarly, if and as long as the

Company has not drawn down the Third Tranche of the Loan Facility Agreement, the Put Option shall be limited to one million four hundred ninety-five thousand seven hundred twenty-six (1,495,726) Warrants and the Company shall no longer be obliged to purchase any Warrants from any Holders once it has purchased in aggregate one million four hundred ninety-five thousand seven hundred twenty-six (1,495,726) Warrants from one or more Holders;

11.3.4            the Put Option can only be exercised (by the Holders acting jointly, if there is more than one Holder at that time) either (a) in two (2) equal tranches of three hundred thirty-two thousand three hundred eighty-four (332,384) Warrants each and one (1) tranche of three hundred thirty-two thousand three hundred eighty-three (332,383) Warrants if the Company has drawn down only the First Tranche of the Loan Facility Agreement, (b) in two (2) equal tranches of four hundred ninety-eight thousand five hundred seventy-five (498,575) Warrants each and one (1) tranche of four hundred ninety-eight thousand five hundred seventy-six (498,576) Warrants should the Company draw down also the Second Tranche of the Loan Facility Agreement or (c) in two (2) equal tranches of six hundred sixty-four thousand seven hundred sixty-seven (664,767) Warrants each and one (1) tranche of six hundred sixty-four thousand seven hundred sixty-eight (664,768) Warrants should the Company draw down also the Third Tranche of the Loan Facility Agreement;

11.3.5            the first tranche of the Put Option can be exercised as from the first day following the first anniversary of the first drawdown under the Loan Facility Agreement;

11.3.6            no more than one tranche of the Put Option can be exercised in a twelve (12) month period;

11.3.7            the Put Option cannot be exercised if, at the time of the proposed exercise, the price of a Share of the Company is higher than the Threshold Price;

11.3.8            the Put Option cannot be exercised when the Warrants cannot be exercised pursuant to article 9.3;

11.3.9            the Put Option shall lapse and can no longer be exercised if the average stock price per Share in the Company on each trading day included in any period of thirty (30) consecutive calendar days during the duration of this Plan exceeds the Threshold Price, provided always that the Put Option shall not lapse during any period in which the Holder cannot exercise the Warrants or the Put Option pursuant to article 9.3.

11.4                     Should the Loan facility Agreement be repaid in full whilst the Put Option cannot be exercised in accordance with Article 11.3.8, the Put Option should be extended for a further three (3) months period to allow the Holder to decide upon exercise of the Put Option.

11.5                     Title to the Warrants for which the Put Option has been validly exercised shall be transferred from the relevant Holder to the Company on the Effective Date. The corresponding aggregate Put Option Price shall be paid by the Company to the relevant Holder within five (5) Business Days following the relevant Effective Date by wire transfer to the bank account timely notified by the relevant Holder to the Company.

11.6                     The Holder shall have the right at its absolute discretion to exercise the Put Option partially or in full or not to exercise the Put Option at all.

11.7                     The provisions of article 7 above shall apply to the Put Option as applicable.

11.8                     In the event that:

11.8.1            the Holder has exercised Warrants within ten (10) Business Days following the date on which the Put Option has lapsed pursuant to article 11.3.9; and

11.8.2            the Holder has sold all of the Allotted Shares issued to it pursuant to the Warrants exercise referred to in article 11.8.1, within fifty-five (55) calendar days after the date of the issue of those Allotted Shares and the aggregate sale proceeds of such Allotted Shares is less than the amount which the Holder would have achieved if it had exercised the Put Option in respect of the relevant Warrants in accordance with this article 11, then the Company will pay to the Holder an amount equal to the difference between such actual net sales proceeds of the relevant Allotted Shares and the amount that would have been payable under the Put Option in respect of the relevant Warrants.

12                               Costs and Taxes

12.1                     The usual costs regarding the issuance of the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants shall be borne by the Company.

12.2                     Holders will have to bear any costs, taxes, stamp duties and any other charges (including but not limited to income taxes, capital gains taxes and stock exchange taxes) in connection with the grant, exercise or transfer of the Warrants or Allotted Shares.

13                               Warrants Register

13.1                     A Warrants Register of entitlement to the Warrants will be kept and maintained at all times by the Company at its registered office and there shall be entered in the Warrants Register:

13.1.1            The names and addresses of the persons for the time being entitled to be registered as the Holders of the Warrants;

13.1.2            The number of Warrants held for the time being by every registered Holder; and

13.1.3            The date on which the relevant Holder is entered in the Warrants Register in respect of the Warrants in its name.

13.2                     Any change in the name or address of any Holder shall promptly be notified to the Company which shall cause the Warrants Register to be altered accordingly.  The Holders or any of them and any person authorised by any Holder shall be at liberty at all reasonable times during office hours to inspect their registrations in the Warrants Register and to take copies of their registration in the Warrants Register.

13.3                     The Company shall be entitled to treat each Holder as the absolute owner of the Warrants registered in its name in the Warrants Register and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

14                               Modification of the Plan

14.1                     Subject to prior Consent, the Board of Directors may at any time modify all terms and conditions of the Plan to the extent that the express consent of the Shareholders’ Meeting of the Company is not legally required.

14.2                     This Plan ceases to have effect on the earlier of:

14.2.1            the date upon which all Warrants have been exercised in full; and

14.2.2            the Final Date.

15                               General

15.1                     If, at any time, any term or provision in this Plan shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall, to that extent, be deemed not to form part of this Plan, but the enforceability of the remainder of this Plan shall not be affected.

15.2                     The Company acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in the Plan shall benefit each and every Holder.

15.3                     This Plan and any non-contractual obligations arising out or in connection with it together with the rights and obligations of the Company and the Holder are governed by and construed in accordance with Belgian law.

15.4                     The courts of Brussels have exclusive jurisdiction to settle any dispute arising out or in connection with this Plan and/or with the rights and obligations of the Company and the Holders (including a dispute relating to the existence, validity or termination of this Plan or any non- contractual obligations arising out or in connection with this Plan and/or with the rights and obligations of the Company and the Holders).

15.5                     Any notice, consent or other communication required to be sent or given under this Plan by either the Company or the Holders shall in every case be in writing and shall be deemed properly served if:

15.5.1            delivered personally;

15.5.2            sent by registered or certified mail, in all such cases with first class postage prepaid;

15.5.3            delivered by a recognised courier service; or

15.5.4            sent by facsimile transmission:

to the Company, to:        TiGenix NV

Romeinse straat 12 box 2

3001 Leuven

Belgium

Attn:   Claudia D’Augusta

Fax:    +32 (0) 16 39 79 70

to the Beneficiary, to:     Kreos Capital IV (Expert Fund) Limited

47 Esplanade

St. Helier

Jersey JE1 0BD

Attn:   Sarah Rayson

Fax:    +44 (0)1534 835650

to another Holder            The address (and, as the case may be, facsimile number) of such  (other than the Holder as indicated in the Warrants Register Beneficiary), to:

or to such other address or facsimile number that the Company may notify in writing to the Holders or that a Holder may notify in writing to the Company in accordance with this article 15.5.

15.6                     The date of service of any such notice shall be:

15.6.1            the date such notice is delivered personally or by a recognised courier service if delivered on a Business Day during normal working hours or the next succeeding Business Day if it is delivered personally or by a recognised courier service on a day other than a Business Day or is delivered personally or by a recognised courier service after normal working hours; or

15.6.2            three Business Days after the date of mailing if sent by certified or registered mail; or

15.6.3            the next succeeding Business Day after transmission by facsimile and the receipt of the facsimile transmission confirmation.

15.7                     Nothing in this Plan shall affect the right to serve process on either the Beneficiary, the Holder or the Company in any other manner permitted by law.

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Schedule A to the Plan
Notice of Subscription

To:                          TiGenix NV
[Registered office]
Attention: Board of Directors

This notice is issued pursuant to the warrant plan approved by the shareholders’ meeting of TiGenix NV (the “Company”) on [•] 2014 (the “Warrant Plan”).  Words and expressions used in this notice which are defined in the Warrant Plan have the meanings given to them in the Warrant Plan.

By this notice we unconditionally exercise [insert number] Warrants and undertake to pay the aggregate Subscription Price of the corresponding Warrant Shares in accordance with article 9.2 of the Warrant Plan.

We direct the Company to issue the [number] of Warrant Shares to be issued pursuant to this exercise in [registered form / in dematerialised form and undertake to timely provide the Company with all information it may require to arrange for the transfer of these Warrant Shares to our securities account].

We agree that such Warrant Shares are issued and accepted subject to the articles of association of the Company.

Name of the Holder:
Address of the Holder:
Name, function and signature(s) of the authorised representatives of the Holder:
Date:

Annex 2 — Hypothetical simplified numerical examples

The defined terms used below have the same meaning as in the Kreos Warrants Plan (Annex 1)

Hypothesis 1

•                  Number of granted Warrants: 1,994,302

•                  Subscription Price: EUR 0.80

•                  Put Option Price: (rounded) EUR 0.2457

•                  Threshold Price: EUR 0.80 + (rounded) EUR 0.2457 = (rounded) EUR 1.0457

•                  Number of Warrants that the Beneficiary wishes to exercise: 1,994,302

•                  Aggregate subscription price: EUR 0.80 x 1,994,302 = EUR 1,595,441.60

•                  Stock market price of the Share at the time of the exercise of the Warrants and at the time of the issuance of the Allotted Shares: EUR 1.50

•                  Capital gains for the Beneficiary in case of sale of all Warrant Shares at the abovementioned stock market price: (EUR 1.50 x 1,994,302) - EUR 1,595,441.60 = EUR 1,396,011.40, being EUR 0.70 capital gains per Warrant Share

In hypothesis 1 the stock market price of the Share is higher than the Threshold Price so that the Beneficiary would have been unable to exercise the Put Option.

Hypothesis 2

•                  Number of granted Warrants: 1,994,302

•                  Subscription Price: EUR 0.80

•                  Put Option Price: (rounded) EUR 0.2457

•                  Threshold Price: EUR 0.80 + (rounded) EUR 0.2457 = (rounded) EUR 1.0457

•                  Number of Warrants that the Beneficiary wishes to exercise: 1,994,302

•                  Aggregate subscription price: EUR 0.80 x 1,994,302 = EUR 1,595,441.60

•                  Stock market price of the Share at the time of the exercise of the Warrants and at the time of the issuance of the Allotted Shares: EUR 0.90

•                  Capital gains for the Beneficiary in case of sale of all Warrant Shares at the abovementioned stock market price: (EUR 0.90 x 1,994,302) - EUR 1,595,441.60 = EUR 199,430.20, being EUR 0.10 capital gains per Warrant Share

In hypothesis 2 the stock market price of the Share is lower than the Threshold Price so that the Beneficiary would normally consider - taking into account the conditions and limitations of the Plan - to exercise the Put Option and to sell (a part of) its Warrants to the Company at the Put Option Price instead of exercising (all of) its Warrants.